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                                                                       Exhibit 5




                                 April 15, 1997



Network Appliance, Inc.
2770 San Tomas Expressway
Santa Clara, CA  95051


             Re: Network Appliance, Inc. Registration Statement for Offering of an aggregate of 129,148 shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 14,647 shares of the common stock ("Common Stock") of Network Appliance, Inc. (the "Company") issuable under the Internet MiddleWare Corporation 1996 Long Term Equity Incentive Plan (the "Plan") as assumed by the Company and (ii) 114,501 shares of Common Stock issuable under a series of special option grants (the "Options"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan or the Options and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Brobeck, Phleger & Harrison LLP

                                            BROBECK, PHLEGER & HARRISON LLP